Exhibit 10.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC23-0001

Daniel Habhegger

8 Jericho Road

Pelham, NH 03076

Dear Dan:

This letter summarizes the terms we have agreed upon for an interim arrangement by which Precision Optics Corporation will retain your services as Senior Vice President Finance at least until POC files its 10Q covering the fiscal period ending December 31, 2022.

Your last day as a full-time employee at Precision Optics Corporation will be January 6, 2023. After January 6, 2023, you agree to be available on an as-needed basis to help with corporate accounting/finance activities. We understand that your availability may be limited. Your role and responsibilities will include the roles of principal financial officer and principal accounting officer through February 14, 2023, with all associated responsibilities under Securities and Exchange Commission regulations and Nasdaq requirements. You agree to, among other responsibilities, review and approve the company’s 10Q report for the fiscal period ending December 31, 2022, which is expected to be filed on February 14, 2023. You also agree to execute any documents associated with the 10Q (eg, auditors rep letter and officer certifications) and to discuss the 10Q with management, the Board and the Company’s accountants and attorneys. You acknowledge that you will continue to be deemed a Section 16 officer throughout your remaining employment with the Company and will abide by Company policies on trading of company stock and on the filing of SEC reports regarding option exercises and other acquisitions or dispositions of Company stock. During the period of this interim arrangement, you authorize Company management to continue to show you as an approved signatory on, and (under my supervision) to continue to use your signature stamp to issue checks from, our corporate checking accounts.

Beginning on January 7, 2023, you will be paid at an hourly rate of $96.15. As a continuing employee, you will continue to be paid through our normal payroll process, including the Company’s payment of the employer share of FICA taxes and to withhold for employee FICA taxes per your amended instructions on Form W-4. You will continue to earn sick leave, pursuant to the Earned Sick Time Law, but will not accrue any additional vacation. You will be allowed to use vacation and sick time in accordance with company policies until the amounts accrued are exhausted. As long as you continue to work at least 30 hours per week (inclusive of paid time off used by you), you will continue to be eligible for benefits including insurance coverage through the company’s insurance plans. Under this part-time arrangement, you agree to maintain and submit accurate records of the hours you have worked and you authorize the Company to credit your paid time off for the balance of any hours needed to satisfy your agreed minimum of 30 hours per week.

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This interim arrangement will continue until we mutually agree to end the arrangement, with an expectation that this arrangement will continue at least until February 14, 2023.

Provided you continue to fulfill the responsibilities of SVP Finance and assist with filing of the referenced 10Q report as the Company’s principal financial officer and principal accounting officer, and upon approval by the Company’s Board of Directors or Compensation Committee, the post-termination period for the exercise of Company stock options owned by you (to the extent vested by January 7, 2023) will be extended until January 15, 2025.

I want to thank you for your willingness to work with us during this transition. I am disappointed that you will be leaving POC, but I wish you well in your future endeavors.

Best Regards,

/s/ Joseph N. Forkey

Joseph N. Forkey

Chief Executive Officer

Acceptance

I, Daniel Habhegger, hereby accept the offer of modified employment terms as herein stated.

/s/ Daniel Habhegger

Signature

1/5/2023

Date

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